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                                                                   Exhibit 23(b)

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
CoreStates Financial Corp

We consent to incorporation by reference in the Registration Statement (Registration No. 33-12292) on Form S-8 of Meridian Bancorp, Inc. of our report dated May 16, 1996 relating to the statements of net assets available for plan benefits of the Meridian Bancorp, Inc. Savings Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 11-K of the Meridian Bancorp, Inc. Savings Plan.



                                           /s/ KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
June 27, 1997




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